EXHIBIT 10.15

                                                         As of November 15, 1999
eDiets.com, Inc.
3467 Hillsboro Blvd.
Deerfield Beach, FL 33442

Attention:        Mr. David R. Humble

Ladies and Gentlemen:

         This will set forth the terms and conditions on which you agree to employ us and we agree to serve as your exclusive advertising agency in the United States.

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                               I. BASIC SERVICES

         We shall provide those services customarily performed by a general advertising agency in connection with your advertising campaigns for all marketing communications programs/initiatives, and all brand identity and positioning programs/initiatives. Specifically, we shall do the following:

A. Formulate and submit for your approval advertising campaigns and recommendations.

A. After approval by you, create and prepare advertising for all consumer and trade print, broadcast, and outdoor media.

A. After approval by you, create and prepare on-line banner advertising.

A. After approval by you, create and prepare advertising for direct mail, inserts, catalogs and brochures.

A. Plan media commitments consistent with budgeted and approved funds for all media other than on-line media; support these media commitments with advertising strategy and rationales; and submit detailed cost estimates for such media commitments.

A. Purchase all materials and services necessary for the production of finished advertisements and commercials.
B. Execute in finished form the advertising materials set forth in Sections I(b), (c) and (d) above.

A. Order advertising space and time or other means for transmitting your advertising (other than on-line advertising) and forwarding advertising material to media (other than on-line media) with proper instructions.

A. Look after necessary checking of advertisements and publications for appearance, date, position, size, and mechanical reproduction for all advertising other than on-line advertising.

A.          Pay all charges incurred and assumed by us on your behalf.

A. Endeavor to do all of the above on the most advantageous rates, terms, and conditions available.

                       I. MINIMUM GUARANTEED COMPENSATION

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         You agree to pay us a guaranteed minimum monthly fee as follows: (a)
$31,250 for the period between November 15 and November 30, 1999; (b) $62,500 for each of the months of December 1999, January 2000 and February 2000; (c) $58,750 for the month of March 2000; and (d) $55,000 for the month of April 2000 and each month thereafter. If our services terminate on a date other than the first day of a month, a prorated share of the guaranteed minimum monthly fee will be due for the final month. The guaranteed minimum monthly fees shall be payable on the first day of each month, except that the fee set forth in subparagraph (a) of the previous sentence, shall be payable on November 15, 1999.

                           I. ADDITIONAL COMPENSATION

         You agree to pay us the "Additional Compensation" set forth in Exhibit A to this agreement.

                              I. BONUS COMPENSATION

A.          You agree to pay us the following bonus compensation:

1. If your "Gross Revenues" (as defined below) during the "Bonus Period" (as defined below) exceed $12,000,000, you agree to pay to us an additional amount equal to $50,000; and

1. If your "Gross Revenues" (as defined below) during the "Bonus Period" (as defined below) exceed $15,000,000, you agree to pay to us an additional amount equal to $120,000.

1. As used herein, (A) "Gross Revenues" shall mean the gross revenues received by you from all sources, and (B) "Bonus Period" shall mean the period commencing on February 1, 2000 and ending January 30, 2001.

1. In addition, in the event that during the Bonus Period you acquire a third party and/or acquire the assets of a third party (collectively, the "New Businesses"), and provided that any materials we produce or supply to you hereunder (or anything derived therefrom) are not used in connection with such New Businesses, then any gross revenues received by you during the Bonus Period in connection with such New Businesses shall be excluded from the definition of "Gross Revenues." Notwithstanding the foregoing, in the event that you and we mutually agree that we shall provide our services in connection with a particular New Business, or in the event that you use any materials we produce or supply to you hereunder (or anything derived therefrom) in connection with such New Business, then the "New Business Gross Revenue" (as defined below) derived from such New Business shall be included in the definition of "Gross Revenues."

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1.             As used herein,"New Business Gross Revenue" shall be defined as the difference (if any) between:

            (A) the gross revenues derived from the New Business during the period commencing on the earlier of (1) the date we commence providing our services in connection with such New Business and (2) the first date on which you use any materials we produce or supply to you hereunder (or anything derived therefrom) in connection with such New Business, and ending on the last day of the Bonus Period; and

            (B) the gross revenues derived from such New Business during the corresponding period of time during the immediately prior calendar year(s).

1. Thus, by way of example, if: (A) on March 1, 2000 you acquire a particular New Business, (B) on May 1, 2000 you use materials produced by us hereunder to advertise such New Business, (C) the gross revenues derived from such New Business between May 1, 2000 and January 30, 2001 equal $1,000,000, and
(C) the gross revenues derived from such New Business between May 1, 1999 and January 30, 2000 equal $800,000, then the "New Business Gross Revenue" with respect to such particular New Business would be equal to $200,000.

A. Any amounts payable pursuant to this Section IV shall be paid no later than February 15, 2001.
B. You and we will agree upon sales "goals" for the one-year period commencing on February 1, 2001, and for each one-year period thereafter, and appropriate bonus compensation to us if such goals are achieved.

A. It is acknowledged and agreed that in the event that this agreement is terminated in accordance with Section IX below prior to January 30, 2001, then we shall be entitled to bonus compensation in accordance with this Section IV, except that the "Bonus Period" shall be defined as the period commencing on February 1, 2000 and ending on the termination date, rather than as set forth in
Section IV(b)(1)(B) above.

                     I. MEDIA, PRODUCTION, AND OTHER CHARGES

A.          In addition, you agree to pay us for the following charges:

1. You agree to pay us for the net cost of all media purchased by us on your behalf, and, in addition, you agree to pay us a commission of five percent (5%) of the Gross Media Cost, which shall be defined as the standard gross media charges (I.E., the published, negotiated, or standard rates, without deduction of any discounts, and specifically including a standard agency commission) for all media in which any of your advertising is placed. If, in a medium having a schedule of graduated rates, you use a different amount of space or time than contracted for, the amount payable by you will be adjusted to reflect the charges for the space or time actually used.

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1.             You agree to pay us for all third party charges for the
production and purchase of advertising materials and programs, including, without limitation, typography, engraving, printing, photographs, artwork, comprehensive layouts, paste-ups, mechanicals, scanning/retouching, illustration, stock photography, television and photography shoots (including, without limitation, stylists, props, assistants, location scouting, etc.), mailing house, printing/engraving (including, without limitation, film/matchprints), chromes/c-prints, digital mediums, premium items for promotions (E.G., coffee mugs, pens, etc.), on-line banner production, photoboards, film, videotapes, musical compositions and arrangements, radio and television programs and facilities, talent, props, scenery, sound and lighting effects, rights, royalties, and producers' or packagers' fees, at cost, plus an amount equal to 17.65% of such third party charges as an agency commission.

A. You agree to pay us, in accordance with estimates which we will supply to you, for our charges for any studio functions performed by us, including, without limitation, for any paste-ups, mechanicals, comprehensive production storyboards and photoboards, printing, typography, retouching, illustration, graphics, animation, designs (including computer aided design), digital image research, portable media, and color output and prints prepared or produced by our personnel, plus an amount equal to 17.65% of such studio charges as an agency commission.
B. You agree to reimburse us for the following expenses (collectively, "Administrative Expenses"): reasonable travel expenses, including transportation, hotels, meals, etc., of our personnel in connection with the servicing of your advertising account and any special services; charges originating with us for costs of forwarding, storing, shipping, mailing, telephoning, telegraphing, telecopier, facsimile transmissions, duplicating, and courier and messenger services incurred in the servicing of your account; charges for talent payment services; charges for legal services authorized by you including, without limitation, legal review of advertising and other materials, trademark and copyright advice and registrations, negotiation of talent and other extraordinary contracts, and representation before industry and governmental regulatory agencies. In addition, you agree to pay us a commission equal to 17.65% of the Administrative Expenses as an agency commission.

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                                   I. PAYMENTS

         We will bill you for charges to be incurred pursuant to Section V above in connection with our services upon your approval of estimates for such charges, and you agree to pay these charges within ten (10) days, except that any payments we must make on your behalf must be collected from you no later than the earliest dates on which we must make payment on your behalf. In the event that we do not receive payment in accordance with the terms hereof, we shall have no obligation to purchase or contract on your behalf, and we shall have the right to cancel any contracts previously entered into on your behalf, and in the event that we cancel any such contracts, you shall be responsible for any charges, commissions and fees incurred prior to, or as a result of, such cancellation. Billing adjustments will be made for differences between estimated charges previously billed and charges actually incurred upon completion of each job or project. We shall have the right to require reasonable assurance of the availability of your funds in advance of undertaking commitments on your behalf. If any payment is not received on a timely basis we will have the right to assess a finance charge of up to one and one-half percent (1 1/2%) per month on the unpaid balance.

                               I. SPECIAL SERVICES

         In addition to the basic services, we are prepared to render special services to you in support of traditional media advertising. Any special services agreed upon will be rendered in accordance with any special terms agreed upon in writing and will be charged to you in accordance with estimates which we will supply you or, if no estimate has been supplied, at our net cost, including time charges for all our employees as determined in accordance with our normal accounting practice, plus an amount which will yield us fifteen percent (15%) of the gross amount charged. Special services will not be credited against any minimum fees. Special services include, without limitation, the following:

A. Sales promotion material such as point-of-sale, leaflets, sales films, training films, sales manuals, and other materials prepared for use other than in traditional advertising media.

A. Research services, other than copy development, such as studies of your products or services, and studies of consumer or trade attitudes and behavior, including the analysis of studies done by others.

A. Design services including packaging, trademarks, and corporate identity programs.

A. Special marketing services such as investigations of market potential and distribution problems.

A. Services relating to the development of new product concepts from pre-testing activities through active test marketing of new products.

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A.          Staging or conducting sales or other company meetings and designing and preparing exhibits for trade or industry shows.

A. Designing, creating, and producing interactive and on-line materials (other than on-line banner advertising as set forth in Section I above) and Web sites and serving and maintaining Web sites.

A. With respect to on-line media, (1) planning on-line media commitments consistent with budgeted and approved funds and supporting these media commitments with advertising strategy and rationales and submitting detailed media cost estimates; (2) ordering advertising space and time for your on-line advertising materials and forwarding such materials to on-line media with proper instructions; and (3) looking after necessary checking of on-line materials for appearance, date, position, size, and mechanical reproduction.

A.          Any services in connection with any New Business.

                                   I. GENERAL

A. We will obtain your authorization before making any substantial commitments for media placement or any substantial expenditures on your behalf, and we are authorized to act on your behalf as an agent for a disclosed principal. As used in this Article VIII(a), "substantial" shall mean any commitment or expenditure in excess of $1500.

A. If you should desire any advertising material or special material created by us (or anything derived from such material) to be placed outside the United States (whether during or after the term of our services hereunder) through another advertising agency or other party, you and we will agree upon the terms in advance.

A. As between you and us, any plan or advertising material which we produce on your behalf will become your property when you have paid our invoices. Any material or ideas prepared or submitted to you, which you have chosen not to produce or for which you have not paid our corresponding production invoices, will remain our property (regardless of whether the physical embodiment of creative work is in your possession in the form of copy, artwork, plates, recordings, films, tapes, etc.) and may be submitted to other clients for their use, provided that such submission or use does not involve the release of any confidential information regarding your business or methods of operation.

A. We hereby agree to indemnify and hold you harmless from and against any and all third party claims, demands, regulatory proceedings, damages, costs (including, without limitation, settlement costs), and expenses (including, without limitation, reasonable attorneys' fees) arising from any claim pertaining to libel, slander,

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defamation, copyright infringement, invasion of privacy, piracy, and/or plagiarism arising from your use consistent with releases and agreements with third parties of any materials we create or supply to you, except to the extent that such claim arises from materials created or supplied by you. We agree to obtain and maintain in place during the period that we are providing our services hereunder an advertiser's liability policy.

A. Other than that for which we agree to indemnify and hold you harmless pursuant to Section VIII(d) above, you hereby agree to indemnify and hold us harmless from and against any and all third party claims, demands, regulatory proceedings, damages, costs (including, without limitation, settlement costs), and expenses (including, without limitation, reasonable attorneys' fees) arising from or relating to any activities undertaken by us on your behalf, the use by you, your retailers or dealers, or anyone else of any materials we create or supply to you, or your products or services.

A. We will use our reasonable best efforts to guard against any loss to you caused by the failure of media, suppliers, or others to perform in accordance with their commitments, but we will not be responsible for any such loss or failure on their part, or any destruction or unauthorized use by others of your property.

A. You have the right at any time to direct us to cancel any plans, schedules, or work in progress, but you agree to indemnify us against any loss, cost, or liability we may sustain as a result of such action. We will be entitled to our commissions, fees, and payments for services performed prior to your instructions to cancel, and for advertising and materials placed or delivered thereafter if we are unable to halt such placement or delivery. Under no circumstances will we be obliged to breach any lawful contractual commitment to others.

A. In the evenDO NOT EDIT THIS DOCUMENTt that we are required to resort to collection procedures or litigation for the collection of any compensation due us, we shall be entitled to collect from you reasonable attorneys' fees and costs in addition to such compensation.

A. At reasonable times and on reasonable notice to us, you may examine our files and records which pertain specifically to your advertising.

A. We agree that during the period that we are providing services hereunder, we shall not serve as the advertising agency for any other weight loss management program.

A. You and we will meet on a quarterly basis to evaluate your account, to discuss our services and progress to date, and to discuss strategies and goals for the future. The first such meeting will occur on a mutually agreeable date on or about March 1, 2000.

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                                 I. TERMINATION

A. We shall continue to serve as your advertising agency until you or we shall terminate, with or without cause, our services in full, or only with respect to specified products or services assigned to us, by giving not less than ninety (90) days' prior written notice by registered mail to the principal place of business of the other. However, you agree not to give notice of termination prior to March 15, 2000. Notice of termination shall become effective upon receipt of such notice by the party to whom it is addressed.

A. Our rights and duties hereunder shall continue in full force during the notice period, but our responsibilities shall be limited to supervising and administering then existing advertising campaigns and the ordering of advertising media which is normally ordered during the period, and we shall continue to receive commissions on any advertising normally ordered, or actually ordered, during the ninety (90) day period.

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A.          Any reservation, contract, or arrangement made by us for you prior to the termination date which continues beyond the termination date will be carried to completion by us and paid for by you in accordance with this agreement unless you direct us to transfer such reservation, contract, or arrangement to another entity and you release and indemnify us, in which event we will attempt to make such transfer, subject to obtaining any necessary consents of third parties. We will be entitled to our commissions, fees, and payments for services performed prior to accomplishing the transfer. Upon termination, provided that you have no outstanding indebtedness to us and you assume any third party obligations (including, without limitation, any applicable union or guild obligations relating to the production and use of commercials), we shall transfer in accordance with your instructions all property and materials owned by you which are under our control. Notwithstanding anything to the contrary contained herein, termination of this agreement will not affect our rights in any warrants that have vested pursuant to Section III above and Exhibit "A" attached hereto.

A. All indemnification obligations shall survive the termination of our services or the termination or expiration of this agreement.

                                I. MISCELLANEOUS

A. This agreement contains the entire understanding between the parties and may not be altered or waived except by a writing signed by both parties. No waiver by either party of the breach of any term or condition of this agreement will constitute a waiver of, or consent to, any subsequent breach of the same or any other term or condition of this agreement.

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A.          This agreement will be governed by the laws of the State of New York applicable to contracts executed and to be performed entirely in the State of New York.

         Please indicate your acceptance of the terms and conditions by signing the enclosed copy of this letter and returning it to us.

                                            Very truly yours,

                                            DIMASSIMO BRAND ADVERTISING, INC.

                                            By:_________________________________
                                                Mark DiMassimo
                                                President & Creative Director
AGREED TO:

EDIETS.COM INC

By:___________________________
                                                     Authorized Officer

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                                   EXHIBIT "A"

                             ADDITIONAL COMPENSATION

         1. You agree that we shall be entitled to the following additional consideration (the "Additional Consideration"):

                  (a) You hereby issue to us 82,500 warrants, each to purchase one share of your common stock at an exercise price of $2.00 per share, and such warrants will vest as follows: on the fifteenth (15th) day of each month during the first contract year (commencing on November 15, 1999), 6,875 warrants will vest. If our services terminate on a date other than the fifteenth (15th) of a month, a prorated number of warrants shall vest in us for the final month.

                  (b) The warrants issued hereunder shall be exercisable once they have vested until the third (3rd) anniversary date of the date of grant and shall have standard anti-dilution protection provisions regarding exercise price and shares of common stock issuable upon the exercise of such warrants in the event of any recapitalization, stock split, dividend or similar event.

                  (c) You shall provide us with a form of warrant agreement incorporating the terms set forth herein which we shall negotiate in good faith. Until such time, if ever, that the warrant agreement is executed, the terms of this paragraph shall remain binding on the parties.

                  (d) We may elect, at any time, to exercise any warrants by means of a "cashless exercise" in lieu of paying cash. "Cashless exercise" shall mean the surrendering of shares of common stock which would otherwise be issuable upon the exercise of the warrants which have the aggregate fair market value equal to the product of the exercise price and the number of warrants exercised.

                  (e) You hereby covenant and agree that you will notify us and include, at your sole expense, all of the shares of common stock issued and/or issuable upon the exercise of the warrants issued hereunder, including any shares of common stock issued or issuable pursuant to any anti-dilution adjustment, in a registration statement on an appropriate form prepared and filed by you with the Securities and Exchange Commission in connection with that certain private financing conducted by you and your agents under Regulation D promulgated under the Securities Act of 1933, as amended, and which was consummated in November 1999. You hereby undertake to maintain the effectiveness of such registration statement until the earlier of: (a) such time that we have sold all of the shares of common stock issued or issuable upon the exercise of our warrants included in such registration statement or (b) such time as you no longer have an obligation to the investors in the private offering to keep the registration statement in effect. You also hereby undertake to prepare and file, at your sole expense, all appropriate forms and registrations with any and all blue sky securities commissions in

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all states in which we have asked you file and to assist us in the sale of the registered shares of common stock.

         2. Unless this agreement has been terminated, commencing on October 1, 2000, you and we agree to negotiate in good faith additional compensation that will be payable to us for the period after the first contract year.